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                  [LETTERHEAD OF KING & SPALDING]   EXHIBIT 5(A)


                                 July 7, 1998


Delta Air Lines, Inc.
Hartsfield Atlanta International
   Airport
1030 Delta Boulevard
Atlanta, Georgia 30320-6001

         Re:      Registration of Debt Securities

Ladies and Gentlemen:

         We have acted as counsel for Delta Air Lines, Inc., a Delaware corporation ("Delta"), in connection with the filing by Delta of its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, which registration statement, together with the related registration statement (File No. 33-50175) previously filed by Delta, relates to up to $1,583,881,000 in aggregate principal amount of certain debt securities of Delta (the "Debt Securities"). The Debt Securities are to be issued by Delta in one or more series pursuant to an Indenture, dated as of May 1, 1991 (the "Indenture"), between Delta and The Bank of New York, successor to the Citizens and Southern National Bank of Florida (the "Trustee"), a form of which has been incorporated by reference as an exhibit to the Registration Statement.

         In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials and officers of Delta, we have assumed the same to have been properly given and to be accurate.

         Based upon the foregoing, we are of the opinion that the Debt Securities, when the final terms and provisions thereof have been duly established and when duly executed on behalf of Delta, authenticated by the Trustee under the Indenture and sold by Delta, will be validly issued, will constitute valid and binding obligations of Delta in accordance with their terms and will be entitled to the benefits of the Indenture in accordance with their terms and the terms of the Indenture.

         The opinions set forth above are subject, as to enforcement, to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity (whether applied by a court of
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Delta Air Lines, Inc.
July 7, 1998
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law or equity), and (iii) requirements that a claim with respect to any Debt
Securities denominated other than in United States dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

         The opinions expressed herein are limited in all respects to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of the Debt Securities" in the prospectus relating to the Debt Securities that constitutes a part of the Registration Statement.

                                                     Very truly yours,

                                                 /s/ KING & SPALDING